Company Contacts:	Investor Contacts:

Claire Fong	Joe Diaz, Robert Blum
Tom Chesterman	Joe Dorame
Tel: 510.601.2000	Lytham Partners, LLC
investor@bionovo.com	Tel: 602.889.9700
bnvi@lythampartners.com

Bionovo Announces 2008 Highlights and Year-End
Financial Results

EMERYVILLE, Calif. — March 12, 2009 — Bionovo, Inc. (NASDAQ: BNVI) today announced financial results for the year ended December 31, 2008.

“Scientific development, regulatory progress and growth accurately characterize Bionovo in 2008,” said Isaac Cohen, O.M.D., Bionovo’s chairman and chief executive officer. “We successfully laid the scientific groundwork and regulatory filings which ultimately is essential for the successful approval and marketing of several safe and efficacious drug candidates, which address significant areas of currently unmet medical need. We look forward to 2009 as a year for clinical progress and commercial partnering. This progress is reflected by the increased interest by the scientific community and is evidenced by the number of key opinion leaders, with three National Academy of Science members, who are now actively involved with the progress and development of Bionovo’s drugs.”

Corporate Issues

•	Bionovo made several notable additions to its Board of Directors; leading healthcare professionals with extensive experience in the development of life science companies, including:
o	George Butler, formerly of Astra Zeneca and Novartis,
o	Louis Drapeau, CEO of Insite Vision and formerly in leadership roles at Nektar Therapeutics and BioMarin, and
o	John D. Baxter. M.D., member of the National Academy of Sciences, and a founder and director of Scios/Nova, Karo-Bio A.B. (Stockholm), Calhoun Vision,, and SciClone Pharmaceuticals (SCLN).

•	During 2008, Bionovo significantly strengthened its Scientific Advisory Board (SAB) with the addition of several world-renowned scientists and clinicians:
o	Ethan Weiss, M.D., University of California at San Francisco,
o	Willa A Hsueh, M.D., The Methodist Hospital, Houston,
o	Jan Ake Gustafsson, M.D., Ph.D., member, National Academy of Sciences and formerly of the Karolinska Institute, and

o	Bert W. O'Malley, M.D., Recipient of the 2008 National Medal for Science, member, the National Academy of Sciences, and currently at the Baylor College of Medicine.

MF101

•
An independent physician survey shows strong evidence that, if approved, MenerbaTM (MF101) could become first-line treatment for menopausal symptoms. This suggests that Menerba could take a leading position in a multi-billion dollar market.

•
Bionovo announced that it has developed a novel analytical 2-dimensional liquid chromatography mass spectrometry-based (LC/LC-MS/MS) multiplexing platform that allows for the rapid, specific, sensitive automated quantification of the active pharmaceutical compounds of Menerba. If applied to botanical drug product production, this technique should facilitate exquisite batch-to-batch consistency and control of the final drug product.

•
Multiple papers were presented to the Endocrine Society indicating that estrogen receptor beta may have a role in cancer prevention – suggesting that Menerba may have an ultimate role in cancer treatment beyond its current proposed indication for menopausal hot flashes.

•
Also presented at the Endocrine Society was a study describing the development of a neural model for thermoregulation in the brain, providing more specific scientific support for Menerba’s mechanism of action and efficacy potential.

•
Bionovo announced that further analysis of the data from its successfully completed phase 2 study of Menerba showed that Menerba was able to reduce “night awakenings” from menopausal hot flashes at a statistically significant level. This sign of efficacy in the most debilitating aspect of hot flashes is further evidence that Menerba may provide an unmatched combination of safety and efficacy in comparison to other treatments being developed or currently on the market.

BZL101 and other Cancer Drug Candidates

•	A peer-reviewed study published in the journal Cancer Biology and Treatment, described the powerful and selective mechanism of action for BZL101 in cancer tumors.

•
Another study was presented at American Association for Cancer Research (AACR) that detailed the unique mechanisms of action for two other Bionovo drug candidates for the treatment of cancer, BN107 and BN108.

•
Results from a second clinical study of BZL101 in advanced breast cancer was presented at ASCO, indicating BZL101’s favorable tolerability and safety profile, and exhibiting encouraging signs of positive efficacy.

o	Further results from this study were presented to the Society of Integrative Oncology (SIO), where the abstract was the highest scoring abstract.

•	Additional studies of BN107 and BN108 were presented at the San Antonio Breast Cancer Symposium, indicating promising signs of potential efficacy for both cancer drug candidates.

VG101

•
Laboratory studies were presented at the 7th Annual Oxford International Conference on the Science of Botanicals & American Society of Pharmacognosy 4th Interim Meeting, describing the structural elucidation of active estrogen receptor beta selective compounds from VG101, Bionovo's drug candidate for vaginal atrophy. This structural elucidation is key to the development of the drug candidate's mechanism of action and intellectual property protection.

•
In vivo safety and efficacy data were presented to the Endocrine Society, indicating VG101 may have superior clinical activity to existing drug products for the treatment of menopausal vaginal dryness.

•	This data was further detailed to the North American Menopause Society (NAMS), indicating that VG101 may well provide superior efficacy and safety versus estrogen therapy.

Full Year Results

For the year ended December 31, 2008 total revenues were $0.2 million compared with $0.6 million for the same period in 2007. Revenues in 2008 consisted of a National Institute of Health (NIH) grant drawdown, whereas revenues in 2007 included the recognition of licensing revenues from a licensing and technology agreement with a Taiwanese company that has been terminated.

For the year ended December 31, 2008 total operating expenses were $17.5 million compared with $14.2 million for the same period in 2007. The increase in 2008 operating expenses include the impact of research and development expenses for the development of our lead drug candidates, clinical trial expenses and a related increase in operational support.

The net loss for the year ended December 31, 2008 was $16.7 million, or $0.22 per share, compared with a net loss of $12.9 million, or $0.20 per share, for the same period in 2007. The year-over-year increase in net loss was driven primarily by the increased activity related to our clinical trials and a related increase in operational support.

As of December 31, 2008, cash, cash equivalents and short-term investments totaled approximately $13.6 million compared to $33.3 million at December 31, 2007. The decrease in cash, cash equivalents and short-term investments included $3.2 million in capital expenditures for a facility expansion which is now complete. The net cash used in operating activities for 2008 was $15.2 million, compared with $10.3 million in 2007.

2009 Expense and Cash Guidance

Revenues for 2009 will include a further drawdown on an NIH grant. The company has submitted and will submit further applications for grants throughout the year.

Operating expenses in 2009 are expected follow a run-rate slightly under $1.0 million per month – which is the current run rate — due to decreased clinical activities in the first half of the year and operational efficiencies implemented in the first quarter of 2009. Operating expenses will increase as and when clinical trial activities increase.

The Company currently has enough funds to continue operating through 2009 into the first quarter of 2010. The Company will need to seek additional funding prior to that time, in order to continue operations and/or to increase the clinical testing program and other research.

Conference Call

The Company will conduct a conference call and web cast to review the financial results and the Company’s plans for 2009 later today, Thursday, March 12, 2009 at 4:30 p.m. ET.

Interested parties can access the call by dialing (877) 356-5706 or (706) 643-0580, or can listen via a live Internet web cast, which can be found at http://bionovo.com/investors/events. A replay of the call is available via web cast at http://bionovo.com/investors/events for 30 days or by playback at (800) 642-1687 or (706) 645-9291, access code 88102099, through March 15, 2009.

About Bionovo, Inc.
Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Financial Tables on Following Pages

Bionovo, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

					Accumulated from
					February 1, 2002
	Three months ended		Twelve months ended		(Date of Inception)
	December 31,		December 31,		to
	2008	2007	2008	2007	2008
Revenues	$232,676	$330,875	$232,676	$581,750	$892,166
Operating expenses:
Research and development	2,534,329	2,725,299	11,415,669	9,937,743	27,207,874
General and administrative	1,244,777	1,594,320	6,097,426	4,283,567	13,549,193
Merger cost	—	—	—	—	1,964,065
Total operating expenses	3,779,106	4,319,619	17,513,095	14,221,310	42,721,132
Loss from operations	(3,546,430)	(3,988,744)	(17,280,419)	(13,639,560)	(41,828,966)
Change in fair value of warrant liability	—	—	—	—	831,288
Interest income	91,507	331,987	730,069	849,944	1,990,486
Interest expense	(30,514)	(17,685)	(128,712)	(86,582)	(365,730)
Other expense	(35)	(16,158)	(16,971)	(21,398)	(64,074)
Loss before income tax	(3,485,472)	(3,690,600)	(16,696,033)	(12,897,596)	(39,436,996)
Income tax provision	(484)	(1,002)	(3,740)	(3,402)	(12,742)
Net loss	$(3,485,956)	$(3,691,602)	$(16,699,773)	$(12,900,998)	$(39,449,738)
Basic and diluted net loss per common share	$(0.05)	$(0.05)	$(0.22)	$(0.20)	$(0.94)
Shares used in computing basic and diluted net loss per common share	76,363,101	72,867,303	76,353,428	65,762,764	42,100,877

Bionovo, Inc.
(A Development Stage Company)
Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
	(Unaudited)	(Note *)
ASSETS
Current assets:
Cash and cash equivalents	$3,270,180	$28,472,485
Short-term investments	10,292,495	4,823,938
Receivables	126,038	285,899
Prepaid expenses and other current assets	804,646	405,381
Total current assets	14,493,359	33,987,703
Property and equipment, net	6,937,610	3,900,248
Other assets and patent pending, net	1,073,478	277,220
Total assets	$22,504,447	$38,165,171
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$520,560	$299,677
Accrued clinical and costs of other studies	72,882	298,559
Accrued compensation and benefits	456,214	462,485
Current portion of lease obligation	682,087	706,710
Other current liabilities	596,453	949,200
Total current liabilities	2,328,196	2,716,631
Non-current portion of lease obligation	544,603	526,346
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding
Common stock, $0.0001 par value, 190,000,000 shares authorized; 76,363,101 and 76,343,101 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	7,636	7,634
Additional paid-in capital	59,049,514	57,660,045
Accumulated other comprehensive income	24,236	4,480
Accumulated deficit	(39,449,738)	(22,749,965)
Total shareholders’ equity	19,631,648	34,922,194
Total liabilities and shareholders’ equity	$22,504,447	$38,165,171

* The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.